Exhibit 99.1

FOR IMMEDIATE RELEASE

MF Global Realigns Equity Business

Hires Key Leaders in U.S. to Expand Institutional Product Offering

Intends to Sell U.S. Equity Interdealer Broker Business

NEW YORK, January 21, 2010 – MF Global Holdings Ltd. (NYSE: MF), a leading intermediary offering customized solutions in global cash, derivatives and related markets, today announced the strategic realignment of its equity business in the United States. The realignment includes the expansion of the company’s U.S. equity derivatives, portfolio trading and electronic trading services (ETS) teams. MF Global also intends to sell its U.S. equity interdealer broker business.

The initiative is designed to leverage MF Global’s expertise in global equity and derivatives markets, as well as expand its institutional product offering.

“We continue to redefine our core institutional businesses to better serve our expanding global client base,” said Bernard W. Dan, chief executive officer, MF Global. “The strategic shift in our equity business better aligns with the company’s focus on high-growth, high-margin businesses. We are positioning the company to grow and scale our equity product offering by better aligning our people, products and services to meet the needs of our current clients and those we seek to attract.”

MF Global recently added a number of professionals to its U.S. equity business across several key areas including equity derivatives, portfolio trading and electronic trading.

“This strategic realignment leverages MF Global’s core strengths in derivatives and electronic trading, enabling us to better serve institutional clients on a global basis,” said Peter Forlenza, global head of equities, MF Global. “In addition, we are working to expand our institutional equity platform to include all aspects of equity trading, as well as expand our global footprint. This equities initiative further demonstrates MF Global’s strong commitment to clients and continued focus on delivering a compelling platform for customers’ trading needs.”

Kumaran Vijayakumar will lead the U.S. equity derivatives business, trading index, exchange-traded funds (ETF), single stock options and other derivative products. The newly formed group will focus on generating ideas and making markets for hedge funds and other institutional clients. Mr. Vijayakumar joins MF Global from Bank of America Securities, where he was a managing director and head of volatility trading with primary responsibility for the equity derivatives and convertibles products. Prior to Bank of America, he was a principal and index/ETF options trader at Citigroup Salomon Smith Barney from 2000 until 2002. From 1996 to 1999, he was an index options trader at Goldman Sachs & Co.

Bryan Street will oversee the portfolio trading business, which will trade global equity programs designed to assist institutional investors with implementing their investment objectives and execution strategies. Prior to joining MF Global, Mr. Street served as managing director and head of global portfolio and electronic trading at Pali Capital and Oppenheimer & Co. Inc (formerly CIBC World Markets), respectively, where he was responsible for building the portfolio and electronic trading businesses at both firms.

Matthew Shatz will lead the ETS team as head of U.S. equities ETS sales and trading. He previously was head of institutional sales for the North American equities division at Newedge Group. Prior to that, he served in a number of business development capacities at Charles Schwab & Co., Inc. and E*TRADE Professional Trading LLC, respectively.

As part of its strategic realignment and in an effort to better support the company’s growth strategy, MF Global intends to sell the company’s U.S. equity interdealer broker business. MF Global estimates the business represented approximately $20 to $30 million in annualized net revenues, net of interest and transaction-based expenses.

Over the last 12 months, MF Global also has strategically expanded its equity research and derivative staff throughout Asia, including new hires in Japan and Hong Kong.

MF Global provides global equity brokerage and independent equity research with an equities presence in key areas around the world including London, Chicago, New York, Japan, Paris, Singapore and Sydney. The company’s equity group specializes in execution and clearing in equity securities and derivatives as well as equity-linked derivatives such as listed futures and options. MF Global’s brokerage services focus on listed and over-the-counter (OTC) derivative markets, facilitate cash equity transactions and offer customizable local products such as contracts for difference (CFDs), and spread trades.

ABOUT MF GLOBAL

MF Global Holdings Ltd. (NYSE: MF), is a leading intermediary offering customized solutions in global cash, derivatives and related markets. It provides execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base includes financial institutions, industrial groups, hedge funds and other asset managers as well as professional traders and private/retail clients. MF Global operates in 13 countries on more than 70 exchanges, providing access to some of the largest financial markets in the world and is the leader by volume on many of these markets. For more information, please visit www.mfglobal.com.

Contacts:

Media	Tiffany Galvin, 212-589-6280, tgalvin@mfglobal.com
Investors	Lisa Kampf, 212-589-6592, lkampf@mfglobal.com

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